Exhibit 5.1
[Letterhead of Potter Anderson & Corroon LLP]
October 13, 2006
Macquarie Infrastructure Company LLC
125 West 55th Street
New York, NY 10019
Macquarie Infrastructure Company Trust
125 West 55th Street
New York, NY 10019

Re:	Macquarie Infrastructure Company LLC Macquarie Infrastructure Company Trust
Ladies and Gentlemen:
     As special Delaware counsel for each of Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Company”), and Macquarie Infrastructure Company Trust, a Delaware statutory trust (the “Trust”), we have been requested to render this opinion in connection with the proposed issuance from time to time of shares in the Trust (collectively, the “Shares”). Initially capitalized terms used herein and not otherwise defined are used herein as defined in that certain Second Amended and Restated Trust Agreement of Macquarie Infrastructure Company Trust dated as of September 1, 2005, entered into by and among the Company, as Sponsor, Wells Fargo Delaware Trust Company, as Delaware Trustee (“Wells Fargo”) and the Regular Trustee named therein (the “Trust Agreement”).
     For purposes of giving the opinions hereinafter set forth, we have examined only the following documents:
     1. The Certificate of Trust for the Trust, dated as of April 13, 2004, as filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on April 13, 2004;
     2. The Amended and Restated Certificate of Trust for the Trust dated as of October 12, 2004, as filed with the Secretary of State on October 12, 2004;
     3. The Trust Agreement of the Trust dated as of April 13, 2004 by and among

Macquarie Infrastructure Company LLC
Macquarie Infrastructure Company Trust
October 13, 2006

the Company, as Sponsor, Wells Fargo, as Delaware Trustee, and the Regular Trustees named therein;
     4. The Amended and Restated Trust Agreement of the Trust dated as of December 21, 2004 by and among the Company, as Sponsor, Wells Fargo, as Delaware Trustee and the Regular Trustee named therein;
     5. The Trust Agreement;
     6. A Certificate of Good Standing for the Trust dated October 13, 2006, obtained from the Secretary of State;
     7. The Certificate of Formation of the Company dated April 13, 2004, as filed with the Secretary of State on April 13, 2004;
     8. The Amended and Restated Certificate of Formation of the Company dated October 12, 2004, as filed with the Secretary of State on October 12, 2004;
     9. The Operating Agreement of the Company dated as of April 13, 2004 by the Trust;
     10. The Amended and Restated Operating Agreement of the Company dated as of December 21, 2004 by the Trust;
     11. The Second Amended and Restated Operating Agreement of the Company dated as of September 1, 2005 by the Trust (the “Company Agreement”);
     12. A Certificate of Good Standing for the Company dated October 13, 2006, obtained from the Secretary of State; and
     13. The Registration Statement on Form S-3 filed with the Securities and Exchange Commission by the Trust and the Company on the date hereof, as amended, pursuant to the Securities Act of 1933, as amended, covering the Shares (the “Registration Statement”), of which the prospectus dated the date hereof (the “Prospectus”) forms a part.
     The documents referred to in (1) through (5) are collectively referred to herein as the “Trust’s Organizational Agreements.” The documents referred to in (7) through (11) are collectively referred to herein as the “Company’s Organizational Agreements.” The documents referred to in (3), (4), (5), (9), (10) and (11) are collectively referred to as the “Agreements” and individually as an “Agreement.”
     For purposes of this opinion, we have not reviewed any documents other than the documents listed in (1) through (13) above. In particular, we have not reviewed any document

Macquarie Infrastructure Company LLC
Macquarie Infrastructure Company Trust
October 13, 2006

(other than the documents listed in (1) through (13) above) that is referred to or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.
     In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters related or assumed therein, all of which we have assumed to be true, complete and accurate.
     Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:
     1. The Trust has been duly created and is validly existing and in good standing as a statutory trust under the laws of the State of Delaware.
     2. Subject to the other qualifications set forth herein (including, without limitation, paragraph 3 below), the Shares have been duly authorized and when the Shares shall have been otherwise issued and sold in accordance with the Trust Agreement, such Shares will be validly issued, fully paid and non-assessable undivided beneficial interests in the assets of the Trust.
     3. When and if the actions referred to in paragraph 2 have occurred, the holders of the Shares as beneficial owners of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware, except that such holders of Shares may be obligated to (a) provide indemnity and/or security in connection with the issuance of replacement Share Certificates for lost, stolen or destroyed Share Certificates, if any, representing such Shares, if such holders request Share Certificates in accordance with the Trust Agreement and such Share Certificates are lost, and (b) pay any sum of money or assessment that such holder has personally agreed to pay.
     4. The Company has been duly formed and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware.
     5. Subject to the other qualifications set forth herein (including, without limitation, paragraph 6 below), the LLC Interests (as defined in the Company Agreement) have been duly authorized and when the LLC Interests shall have been otherwise issued and sold in accordance with the Company Agreement, such LLC Interests will be validly issued, fully paid and non-assessable.
     6. When and if the actions referred to in paragraph 5 have occurred, the holders of the LLC Interests, as members of the Company, shall have no liability for the obligations of the Company in excess of (a) their respective obligations to make their agreed

Macquarie Infrastructure Company LLC
Macquarie Infrastructure Company Trust
October 13, 2006

upon contributions to the Company as provided for in the Company’s Organizational Agreements, (b) their respective obligations to make other payments as members of the Company or otherwise as provided for in the Agreements, (c) their respective obligations to repay to the Company, (i) any distribution received by them in violation of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et. seq. (the “LLC Act”), and (ii) any amount arising out of an obligation or liability under other applicable law, and (d) their respective shares of the assets and undistributed profits of the Company.
     All of the foregoing opinions contained herein are subject to the following assumptions, qualifications, limitations and exceptions:
               a. The foregoing opinions are limited to the laws of the State of Delaware presently in effect, excluding the securities laws thereof. We have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.
               b. We have assumed the legal capacity of any natural persons who are parties to any of the documents examined by us.
               c. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the originals.
               d. We have assumed that there are no agreements in existence other than the Company’s Organizational Agreements that require the members of the Company to make capital contributions to the Company. We have assumed that the Trust’s Organizational Agreements, in the case of the Trust, and the Company’s Organizational Agreements, in the case of the Company, constitute the entire agreement among each of the respective parties thereto with respect to the subject matter thereof, including with respect to the admission of members and beneficial owners to, as the case may be, and the creation, operation, dissolution and winding up of, each of the Trust and the Company, as the case may be.
               e. We have assumed the due execution and delivery by each party thereto to each document examined by us. In addition, we have assumed further the due authorization by each party thereto (exclusive of the Trust and the Company, hereinafter, the “Delaware Entities”) of each document examined by us, and that each of such parties (exclusive of the Delaware Entities) has the full power, authority, and legal right to execute, deliver and perform each such document. We also have assumed that each of the entities to each of the Agreements (exclusive of the Delaware Entities) has been duly formed, is validly existing and, if applicable, in good standing under the laws of their respective jurisdictions of organization. We have assumed that the Agreements to which each of the entities is a party (exclusive of the Delaware Entities) do not result in the breach of the terms of, and do not contravene its constituent documents. We have also assumed that the Agreements to which each of the entities is a party (exclusive of the Delaware Entities but solely with respect to the

Macquarie Infrastructure Company LLC
Macquarie Infrastructure Company Trust
October 13, 2006

laws, rules and regulations of the State of Delaware) do not contravene any law, rule or regulation applicable to it. We have also assumed that each of the Agreements to which each of the entities is a party (exclusive of the Delaware Entities but solely with respect to any filing with, or approval or consent of, any governmental authority of the State of Delaware) does not (x) result in the breach of the terms of, and does not contravene, any contractual restriction binding upon such entities, or (y) require under any law, statute, rule, or regulation any filing with, or any approval or consent of, any governmental authority.
               f. We have assumed that (i) no event of dissolution has occurred under the Trust’s Organizational Agreements or the Company’s Organizational Agreements, (ii) no termination or liquidating event (as defined in each of the Trust Agreement and the Company Agreement, as the case may be), has occurred under the Trust Agreement or the Company Agreement, as the case may be, (iii) there has been no transfer by the Trust of all or any portion of its interest in Company, (iv) there has been no decree of dissolution under Section 18-802 of the LLC Act with respect to the Company, and (vii) the Trust, in its capacity as sole member of the Company, has made its required capital contributions under the Company’s Organizational Agreements.
               g. We note that we do not assume responsibility for the contents of any offering material relating to the Trust or the Shares, including, without limitation, the Registration Statement.
               h. The opinions rendered herein speak only as of the date of this letter, and we undertake no duty to advise you as to any change in law or change in fact occurring after the delivery of this letter that could affect any of the opinions rendered herein.
               i. Except as expressly set forth in the opinions above, we express no opinion on any documents or agreements referred to, or incorporated by reference into, the Agreements or the Registration Statement.
     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Potter Anderson & Corroon LLP